Exhibit 99.1
FOR IMMEDIATE RELEASE
UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS FIRST QUARTER ENDED MARCH 31, 2023

Company to Host Quarterly Conference Call at 5:00 P.M. ET on May 15, 2023
The information in this press release should be read in conjunction with an investor presentation that is available on the Company's website at investors.upcinsurance.com/Presentations.

St. Petersburg, FL - May 15, 2023: United Insurance Holdings Corp. (Nasdaq: UIHC) ("UIHC" or "the Company"), a property and casualty insurance holding company, today reported its financial results for the first quarter ended March 31, 2023. On February 27, 2023, the Florida Department of Financial Services was appointed as receiver of the Company's former subsidiary, United Property and Casualty Insurance Company ("UPC"). As such, prior year financial results have been recast to reflect the activity of UPC within discontinued operations.

($ in thousands, except for per share data)	Three Months Ended
	March 31,
	2023	2022	Change
Gross premiums written	$187,123	$142,414	31.4%
Gross premiums earned	$144,476	$122,733	17.7%
Net premiums earned	$87,324	$57,746	51.2%
Total revenues	$104,047	$117,361	(11.3)%
Earnings from continuing operations, before income tax	$40,428	$5,627	618.5%
Income (loss) from discontinued operations, net of tax	$230,305	$(37,904)	NM
Consolidated net income (loss) attributable to UIHC	$260,878	$(33,172)	NM

Net income (loss) available to UIHC stockholders per diluted share
Continuing Operations	$0.70	$0.11	536.4%
Discontinued Operations	5.29	(0.88)	NM
Total	$5.99	$(0.77)	NM

Reconciliation of net income (loss) to core income (loss):
Plus: Non-cash amortization of intangible assets	$812	$812	—%
Less: Income (loss) from discontinued operations, net of tax	$230,305	$(37,904)	NM
Less: Net realized gains (losses) on investment portfolio	$(83)	$37	NM
Less: Unrealized gains (losses) on equity securities	$474	$(770)	NM
Less: Net tax impact (1)	$88	$324	(72.8)%
Core income (loss) (2)	$30,906	$5,953	419.2%
Core income (loss) per diluted share (2)	$0.71	$0.14	407.1%

Book value per share	$1.93	$(4.21)	145.8%
NM = Not Meaningful
(1) In order to reconcile net income (loss) to the core income (loss) measures, the Company included the tax impact of all adjustments using the 21% corporate federal tax rate.
(2) Core loss, and core loss per diluted share, both of which are measures that are not based on GAAP, are reconciled above to net income (loss) and net income (loss) per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Exhibit 99.1

"Our commercial lines portfolio written in our subsidiary American Coastal Insurance Company continued to perform very well, which is reflected within the Net Income from Continuing Operations for the current period ended March 31, 2023," said Dan Peed, Chief Executive Officer. "We believe these results are sustainable in the near and intermediate terms given the hard market conditions in Florida and reflect our transition to a commercial specialty insurer."

Return on Equity and Core Return on Equity

The calculations of the Company's return on equity and core return on equity are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2023	2022
Income from continuing operations, net of tax	$30,573	$4,647
Return on equity based on GAAP earnings from continuing operations, net of tax (1)	198.5%	5.8%

Income (loss) from discontinued operations, net of tax	$230,305	$(37,904)
Return on equity based on GAAP income (loss) from discontinued operations, net of tax (1)	NM	(47.6)%

Consolidated net income (loss) attributable to UIHC	$260,878	$(33,172)
Return on equity based on GAAP net income (loss) attributable to UIHC (1)	NM	(41.7)%

Core income (loss)	$30,906	$5,953
Core return on equity (1)(2)	200.6%	7.5%
(1) Return on equity for the three months ended March 31, 2023 and 2022 is calculated on an annualized basis by dividing the net income (loss) or core income (loss) for the period by the average stockholders' equity for the trailing twelve months.
(2) Core return on equity, a measure that is not based on GAAP, is calculated based on core income (loss), which is reconciled on the first page of this press release to net income (loss), the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Exhibit 99.1
Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio on a consolidated basis and attributable to both the Company's personal lines and commercial residential property and casualty insurance policies (commercial lines) operating segments are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2023	2022	Change
Consolidated
Loss ratio, net(1)	21.9%	56.3%	(34.4)	pts
Expense ratio, net(2)	48.6%	135.4%	(86.8)	pts
Combined ratio (CR)(3)	70.5%	191.7%	(121.2)	pts
Effect of current year catastrophe losses on CR	3.5%	11.4%	(7.9)	pts
Effect of prior year unfavorable (favorable) development on CR	(3.6)%	(5.3)%	1.7	pts
Underlying combined ratio(4)	70.6%	185.6%	(115.0)	pts

Personal Lines
Loss ratio, net(1)	59.7%	149.6%	(89.9)	pts
Expense ratio, net(2)	163.2%	468.3%	(305.1)	pts
Combined ratio (CR)(3)	222.9%	617.9%	(395.0)	pts
Effect of current year catastrophe losses on CR	11.2%	28.0%	(16.8)	pts
Effect of prior year unfavorable (favorable) development on CR	(4.6)%	(10.2)%	5.6	pts
Underlying combined ratio(4)	216.3%	600.1%	(383.8)	pts

Commercial Lines
Loss ratio, net(1)	17.7%	31.1%	(13.4)	pts
Expense ratio, net(2)	35.6%	44.2%	(8.6)	pts
Combined ratio (CR)(3)	53.3%	75.3%	(22.0)	pts
Effect of current year catastrophe losses on CR	2.7%	6.8%	(4.1)	pts
Effect of prior year favorable development on CR	(3.5)%	(4.0)%	0.5	pts
Underlying combined ratio(5)	54.1%	72.5%	(18.4)	pts
(1) Loss ratio, net is calculated as losses and loss adjustment expenses (LAE), net of losses ceded to reinsurers, relative to net premiums earned.
(2) Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
(3) Combined ratio is the sum of the loss ratio, net and expense ratio, net.
(4) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Exhibit 99.1
Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2023	2022	Change
Loss and LAE	$19,073	$32,518	$(13,445)
% of Gross earned premiums	13.3%	26.5%	(13.2)	pts
% of Net earned premiums	21.9%	56.3%	(34.4)	pts
Less:
Current year catastrophe losses	$3,071	$6,555	$(3,484)
Prior year reserve unfavorable (favorable) development	(3,165)	(3,064)	(101)
Underlying loss and LAE (1)	$19,167	$29,027	$(9,860)
% of Gross earned premiums	13.3%	23.7%	(10.4)	pts
% of Net earned premiums	21.9%	50.3%	(28.4)	pts
(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratios are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2023	2022	Change
Policy acquisition costs	$26,927	$52,152	$(25,225)
Operating and underwriting	5,651	10,603	(4,952)
General and administrative	9,837	15,435	(5,598)
Total Operating Expenses	$42,415	$78,190	$(35,775)
% of Gross earned premiums	29.4%	63.7%	(34.3)	pts
% of Net earned premiums	48.6%	135.4%	(86.8)	pts

Exhibit 99.1

Quarterly Financial Results
Net income attributable to the Company for the first quarter of 2023 was $260.9 million, or $5.99 per diluted share, compared to a net loss of $33.2 million, or $0.77 per diluted share, for the first quarter of 2022. Drivers of the net income from continuing operations during the first quarter of 2023 include increased gross premiums earned, decreased loss and LAE driven by decreased non-catastrophe losses, and decreases across policy acquisition costs, operating and underwriting expenses and general and administrative expenses. In addition to continuing operations, we recognized income from discontinued operations of $230.3 million, driven by the deconsolidation of UPC.

The Company's total gross written premium increased by $44.7 million, or 31.4%, to $187.1 million for the first quarter of 2023, from $142.4 million for the first quarter of 2022. This increase was driven primarily by an increase in our commercial premiums written, as we focus on transitioning towards a specialty commercial lines underwriter. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by state and gross written premium by line of business are shown in the table below.

($ in thousands)	Three Months Ended March 31,
	2023	2022	Change $	Change %
Direct Written and Assumed Premium by State (1)
Florida	$176,611	$125,764	$50,847	40.4%
Texas	(9)	1,986	(1,995)	(100.5)
New York	10,482	14,450	(3,968)	(27.5)
South Carolina	—	93	(93)	(100.0)
Total direct written premium by state	187,084	142,293	44,791	31.5
Assumed premium (2)	39	121	(82)	(67.8)
Total gross written premium by state	$187,123	$142,414	$44,709	31.4%

Gross Written Premium by Line of Business
Commercial property	$176,641	$127,964	$48,677	38.0%
Personal property	10,482	14,450	(3,968)	(27.5)
Total gross written premium by line of business	$187,123	$142,414	$44,709	31.4%
(1) We are no longer writing in Texas or South Carolina as of May 31, 2022.
(2) Assumed premium written for 2023 and 2022 primarily included commercial property business assumed from unaffiliated insurers.

Loss and LAE decreased by $13.4 million, or 41.2%, to $19.1 million for the first quarter of 2023, from $32.5 million for the first quarter of 2022. Loss and LAE expense as a percentage of net earned premiums decreased 34.4 points to 21.9% for the first quarter of 2023, compared to 56.3% for the first quarter of 2022. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the first quarter of 2023 would have been 13.3%, a decrease of 10.4 points from 23.7% during the first quarter of 2022.

Policy acquisition costs decreased by $25.3 million, or 48.5%, to $26.9 million for the first quarter of 2023, from $52.2 million for the first quarter of 2022, primarily due to decreases in agent commissions and policy administration fees, which fluctuate in conjunction with the quarter-over-quarter decrease in personal lines gross written premium. This was partially offset by an increase in external management fees incurred related to our commercial lines gross written premium during the first quarter of 2023, driven by increased written premium quarter-over-quarter.

Operating and underwriting expenses decreased by $4.9 million, or 46.2%, to $5.7 million for the first quarter of 2023, from $10.6 million for the first quarter of 2022, primarily due to decreased investments in technology and decreased underwriting expenses as the result of the decrease in personal lines premiums shown in the table above.

General and administrative expenses decreased by $5.6 million, or 36.4%, to $9.8 million for the first quarter of 2023, from $15.4 million for the first quarter of 2022, driven by a decrease in salary related expenses attributable to decreased headcount quarter-over-quarter.

Exhibit 99.1
Personal Lines Operating Segment Highlights

Pre-tax earnings attributable to the Company's personal lines operating segment totaled $4.7 million for the first quarter of 2023 compared to a pre-tax loss of $4.7 million for the first quarter of 2022. Drivers of the quarter-over-quarter increase in pre-tax earnings include: a decrease in policy acquisition costs of $33.7 million, driven by decreased agent commissions and policy administration fees, a decrease in loss and LAE incurred of $13.2 million due to decreased non-catastrophe losses. The Company also experienced decreased operating expenses of $4.0 million driven by decreased investments in technology and underwriting expenses, and decreased general and administrative costs of $5.8 million, driven by decreased salary related expenses. These decreased expenses can be attributed to the Company's shift towards becoming a specialty commercial lines underwriter, resulting in reduced exposure, and lower costs associated with the servicing of this business.

Commercial Lines Operating Segment Highlights

Pre-tax earnings attributable to the Company's commercial lines operating segment totaled $38.9 million for the first quarter of 2023 compared to $11.6 million for the first quarter of 2022. This increase can be attributed to increased gross written premiums of $48.7 million, as the Company transitions towards becoming a specialty commercial lines underwriter.

This increased premium was partially offset by increased policy acquisition costs of $8.5 million, driven by increases in external management fees as a result of the increased premiums. Operating and underwriting and general and administrative expenses remained relatively flat, with a net decrease of $579 thousand experienced quarter-over-quarter.

Reinsurance Costs as a Percentage of Gross Earned Premium

Reinsurance costs as a percentage of gross earned premium in the first quarter of 2023 and 2022 were as follows:

	2023	2022
Non-at-Risk	(0.5)%	(0.6)%
Quota Share	(6.1)%	(15.6)%
All Other	(33.0)%	(36.8)%
Total Ceding Ratio	(39.6)%	(53.0)%

Ceded premiums earned related to the Company's quota share reinsurance contracts decreased quarter-over-quarter driven by the non-renewal of external quota share contracts that provided coverage to ACIC in 2022.

Ceded premiums earned related to the Company's catastrophe program decreased, driven by the need for less coverage for the 2022-2023 treaty year for the reduction in the geographic footprint and exposure, as well as the change from a cascading aggregate structure to an occurrence-based structure for the Company's 2022-2023 program.

Reinsurance costs as a percentage of gross earned premium in the first quarter of 2023 and 2022 for the Company's personal lines and commercial lines operating segments were as follows:

	Personal		Commercial
	2023	2022	2023	2022
Non-at-Risk	(1.6)%	(1.2)%	(0.4)%	(0.5)%
Quota Share	—%	—%	(6.7)%	(17.8)%
All Other	(28.8)%	(18.2)%	(33.3)%	(39.4)%
Total Ceding Ratio	(30.4)%	(19.4)%	(40.4)%	(57.7)%

Exhibit 99.1
Investment Portfolio Highlights

The Company's cash, restricted cash and investment holdings increased from $340.9 million at December 31, 2022 to $372.7 million at March 31, 2023. The Company's cash and investment holdings consist of investments in U.S. government and agency securities, corporate debt and investment grade money market instruments. Fixed maturities represented approximately 91.4% of total investments at both March 31, 2023 and December 31, 2022. The Company's fixed maturity investments had a modified duration of 4.0 years at both March 31, 2023 and December 31, 2022.

Book Value Analysis

Book value per common share increased 145.9% from $(4.21) at December 31, 2022, to $1.93 at March 31, 2023. Underlying book value per common share increased 172.2% from $(3.49) at December 31, 2022 to $2.52 at March 31, 2023. A increase in the Company's retained earnings as the result of net income from both continuing and discontinued operations in the first quarter of 2023 drove the increase in the Company's book value per share. As shown in the table below, removing the effect of AOCI increases the Company's book value per common share, as the Company has experienced unfavorable capital market conditions resulting in an accumulated other comprehensive loss position at March 31, 2023.

($ in thousands, except for share and per share data)	March 31, 2023	December 31, 2022

Book Value per Share
Numerator:
Common stockholders' equity attributable to UIHC	$83,488	$(182,039)
Denominator:
Total Shares Outstanding	43,274,359	43,280,173
Book Value Per Common Share	$1.93	$(4.21)

Book Value per Share, Excluding the Impact of Accumulated Other Comprehensive Income (AOCI)
Numerator:
Common stockholders' equity attributable to UIHC	$83,488	$(182,039)
Less: Accumulated other comprehensive loss	(25,629)	(30,947)
Stockholders' Equity, excluding AOCI	$109,117	$(151,092)
Denominator:
Total Shares Outstanding	43,274,359	43,280,173
Underlying Book Value Per Common Share(1)	$2.52	$(3.49)
(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Exhibit 99.1

Conference Call Details

Date and Time:    May 15, 2023 - 5:00 P.M. ET

Participant Dial-In:    (United States): 877-445-9755
    (International): 201-493-6744

Webcast:    To listen to the live webcast, please go to http://investors.upcinsurance.com and click on the conference call link at the top of the page or go to: https://event.webcasts.com/starthere.jsp?ei=1611651&tp_key=0f9fd0672f

An archive of the webcast will be available for a limited period of time thereafter.

Presentation:     The information in this press release should be read in conjunction with an investor presentation that is available on the Company's website at investors.upcinsurance.com/Presentations.

About United Insurance Holdings Corp.

Founded in 1999, United Insurance Holdings Corp. is an insurance holding company that sources, writes and services personal and commercial residential property and casualty insurance policies using a group of wholly owned insurance subsidiaries through a variety of distribution channels.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Alexander Baty		Karin Daly
Director of Financial Reporting		Vice President
(727) 895-7737 / abaty@upcinsurance.com		(212) 836-9623 / kdaly@equityny.com

Exhibit 99.1

Definitions of Non-GAAP Measures

The Company believes that investors' understanding of UIHC's performance is enhanced by the Company's disclosure of the following non-GAAP measures. The Company's methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Net income (loss) excluding the effects of amortization of intangible assets, income (loss) from discontinued operations, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core income (loss)) is a non-GAAP measure that is computed by adding amortization, net of tax, to net income (loss) and subtracting income (loss) from discontinued operations, net of tax, realized gains (losses) on the Company's investment portfolio, net of tax, and unrealized gains (losses) on the Company's equity securities, net of tax, from net income (loss). Amortization expense is related to the amortization of intangible assets acquired, including goodwill, through mergers and, therefore, the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independent of the Company's operations. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net income (loss). The core income (loss) measure should not be considered a substitute for net income (loss) and does not reflect the overall profitability of the Company's business.

Core return on equity is a non-GAAP ratio calculated using non-GAAP measures. It is calculated by dividing the core income (loss) for the period by the average stockholders’ equity for the trailing twelve months (or one quarter of such average, in the case of quarterly periods). Core income (loss) is an after-tax non-GAAP measure that is calculated by excluding from net income (loss) the effect of income (loss) from discontinued operations, net of tax, non-cash amortization of intangible assets, including goodwill, unrealized gains or losses on the Company's equity security investments and net realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core income (loss), core income (loss) per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core income (loss), core income (loss) per share and core return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis. The most directly comparable GAAP measure is return on equity. The core return on equity measure should not be considered a substitute for return on equity and does not reflect the overall profitability of the Company's business.

Combined ratio excluding the effects of current year catastrophe losses and prior year reserve development (underlying combined ratio) is a non-GAAP measure, that is computed by subtracting the effect of current year catastrophe losses and prior year development from the combined ratio. The Company believes that this ratio is useful to investors, and it is used by management to highlight the trends in the Company's business that may be obscured by current year catastrophe losses and prior year development. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their frequency of occurrence and severity and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure that is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Exhibit 99.1

Book value per common share, excluding the impact of accumulated other comprehensive loss (underlying book value per common share), is a non-GAAP measure that is computed by dividing common stockholders' equity after excluding accumulated other comprehensive income (loss), by total common shares outstanding plus dilutive potential common shares outstanding. The Company uses the trend in book value per common share, excluding the impact of accumulated other comprehensive income (loss), in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. The Company believes this non-GAAP measure is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors that are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income (loss), should not be considered a substitute for book value per common share and does not reflect the recorded net worth of the Company's business.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements”. The Company believes these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions, or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those expressed in, or implied by, the forward-looking statements. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” "plan," “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. Factors that could cause actual results to differ materially may be found in the Company's filings with the U.S. Securities and Exchange Commission, in the “Risk Factors” section in the Company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements.

Exhibit 99.1
Consolidated Statements of Comprehensive Income (Loss)
In thousands, except share and per share amounts

	Three Months Ended
	March 31,
	2023	2022
REVENUE:
Gross premiums written	$187,123	$142,414
Change in gross unearned premiums	(42,647)	(19,681)
Gross premiums earned	144,476	122,733
Ceded premiums earned	(57,152)	(64,987)
Net premiums earned	87,324	57,746
Net investment income	2,589	1,404
Net realized investment gains (losses)	(83)	37
Net unrealized gains (losses) on equity securities	474	(770)
Management fee income	9,668	50,206
Other revenue	4,075	8,738
Total revenues	$104,047	$117,361
EXPENSES:
Losses and loss adjustment expenses	19,073	32,518
Policy acquisition costs	26,927	52,152
Operating expenses	5,651	10,603
General and administrative expenses	9,837	15,435
Interest expense	2,719	2,359
Total expenses	64,207	113,067
Income before other income	39,840	4,294
Other income	588	1,333
Income before income taxes	40,428	5,627
Provision for income taxes	9,855	980
Income from continuing operations, net of tax	$30,573	$4,647
Income (loss) from discontinued operations, net of tax	230,305	(37,904)
Net income (loss)	$260,878	$(33,257)
Less: Net loss attributable to noncontrolling interests	—	(85)
Net income (loss) attributable to UIHC	$260,878	$(33,172)
OTHER COMPREHENSIVE INCOME (LOSS):
Change in net unrealized gains (losses) on investments	4,231	(27,689)
Reclassification adjustment for net realized investment losses (gains)	83	1,769
Income tax benefit related to items of other comprehensive income (loss)	—	6,236
Total comprehensive income (loss)	$265,192	$(52,941)
Less: Comprehensive loss attributable to noncontrolling interests	—	(643)
Comprehensive income (loss) attributable to UIHC	$265,192	$(52,298)

Weighted average shares outstanding
Basic	43,124,825	42,980,691
Diluted	43,574,840	42,980,691

Earnings available to UIHC common stockholders per share
Basic
Continuing operations	$0.71	$0.11
Discontinued operations	5.34	(0.88)
Total	$6.05	$(0.77)
Diluted
Continuing operations	$0.70	$0.11
Discontinued operations	5.29	(0.88)
Total	$5.99	$(0.77)

Dividends declared per share	$—	$0.06

Exhibit 99.1
Consolidated Balance Sheets
In thousands, except share amounts

	March 31, 2023	December 31, 2022
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	$210,733	$204,682
Equity securities	16,181	15,657
Other investments	3,550	3,675
Total investments	$230,464	$224,014
Cash and cash equivalents	92,586	70,903
Restricted cash	49,671	45,988
Accrued investment income	1,818	1,605
Property and equipment, net	18,118	19,591
Premiums receivable, net	48,120	39,301
Reinsurance recoverable on paid and unpaid losses	792,350	796,546
Ceded unearned premiums	65,702	90,496
Goodwill	59,476	59,476
Deferred policy acquisition costs	59,897	60,979
Intangible assets, net	11,758	12,770
Other assets	15,426	3,920
Assets held for disposal	—	1,411,907
Total Assets	$1,445,386	$2,837,496
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$748,365	$842,958
Unearned premiums	301,625	258,978
Reinsurance payable on premiums	33,908	30,503
Payments outstanding	2,326	2,000
Accounts payable and accrued expenses	89,582	75,374
Operating lease liability	1,412	1,689
Other liabilities	36,242	17,466
Notes payable, net	148,438	148,355
Liabilities held for disposal	—	1,642,212
Total Liabilities	$1,361,898	$3,019,535
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 43,486,442 and 43,492,256 issued, respectively; 43,274,359 and 43,280,173 outstanding, respectively	4	4
Additional paid-in capital	395,966	395,631
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive loss	(25,629)	(30,947)
Retained earnings (deficit)	(286,422)	(546,296)
Total Stockholders' Equity	$83,488	$(182,039)
Total Liabilities and Stockholders' Equity	$1,445,386	$2,837,496